Exhibit 99.1

John A. Fees to Transition
to Non-Executive Chairman of the Board
(LYNCHBURG, Virginia - December 15, 2017) - BWX Technologies, Inc. (NYSE:BWXT) announced today that John A. Fees, Executive Chairman of the Board of Directors, will transition to a non-executive chairman role, effective May 4, 2018. Mr. Fees has served as Executive Chairman of BWXT since July 2015 when the company spun off its power generation business to focus on government and commercial nuclear markets.
Mr. Fees served as Chairman of the company from 2010 to 2015, following its spin-off from McDermott International, Inc., a leading engineering and construction company with a focus on energy. He was Chief Executive Officer (CEO) of McDermott from October 2008 until July 2010, at which time he retired from the company with 31 years of service.
“We are thankful for the impact John has had on building the management team and working to establish BWXT,” said Robert W. Goldman, the board’s lead independent director. “Our confidence in our CEO, Rex Geveden, our organization development and succession planning by the Board have put the company in the position to operate with a more traditional structure with a Non-Executive Chairman. John, who led the Board through these matters, has agreed to assume the role of Non-Executive Chairman so that we can continue to benefit from his judgment and experience.”
Mr. Fees has served on the Boards of the National Association of Manufacturers, Nuclear Energy Institute, and the National Petroleum Council, along with numerous community organizations where he lived and the company conducted business. He also is a member of the Board of Brookfield Infrastructure Partners, a global infrastructure investment and development company.
Forward Looking Statements
The Company cautions that this press release contains forward-looking statements, including, without limitation, statements relating to the transition of the Company’s Executive Chairman to Non-Executive Chairman. These forward-looking statements involve a number of risks and uncertainties, including, among other things, unforeseen personnel changes, changes in our business plan or the industries in which we operate. If one or more of these or other risks materialize, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see our annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.
About BWXT
Headquartered in Lynchburg, Va., BWX Technologies, Inc. (NYSE:BWXT) is a leading supplier of nuclear components and fuel to the U.S. government; provides technical and management services to support the U.S. government in the operation of complex facilities and environmental remediation activities; and supplies precision manufactured components, services and fuel for the commercial nuclear power industry. With approximately 6,100 employees, BWXT has nine major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and two NASA facilities. Follow us on Twitter @BWXTech and learn more at www.bwxt.com.

Investor Contact:		Media Contact:
Alan Nethery		Jud Simmons
Vice President and Chief Investor Relations Officer		Director, Media & Public Relations
(980) 365-4300	investors@bwxt.com	(434) 522-6462	hjsimmons@bwxt.com